POSSIS MEDICAL, INC.

                                  EXHIBIT INDEX




Exhibit
Number                                  Description


10.25 Settlement agreement and mutual release relating to the termination of the Perma-Seal supply and distribution agreement with C.R. Bard, Inc., dated January 28, 1997.

27             Financial data schedule (electronically filed only).

                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE



     This Settlement Agreement and Mutual Release ("Agreement") is entered into effective the 28th day of January, 1997, by and between Possis Medical, Inc. ("Possis"), on the one hand, and Bard Vascular Systems Division, C. R. Bard, Inc. ("Bard"), and IMPRA, Inc., on the other hand.

                                    RECITALS

     WHEREAS, Possis and Bard entered into a Supply and Distribution Agreement dated December 30, 1994 ("Distribution Agreement"), regarding the worldwide distribution, marketing, and sales of the Possis Perma~Seal dialysis access graft, a vascular graft serving as an artificial blood vessel and access point for kidney dialysis treatment, and other related or improved products manufactured by Possis (hereinafter referred to collectively as the Perma-Seal Graft")

     WHEREAS, Possis and Bard entered into an Addendum to the Distribution Agreement dated April 1, 1996 ("Addendum"), which modified some of the terms of the Distribution Agreement;

     WHEREAS, Bard acquired IMPRA, a manufacturer of vascular grafts, including grafts used in connection with dialysis treatment, through a merger transaction that was consummated on or about September 15, 1996;

     WHEREAS, disputes have arisen between Possis, on the one hand, and Bard and IMPRA on the other hand, regarding the distribution, marketing, and sales of the Perma-Seal Graft and the rights and obligations of the parties under the Distribution Agreement and Addendum; and

     WHEREAS, Possis, Bard, and IMPRA have independently determined that it is desirable and beneficial to settle, compromise, and resolve their disputes and claims, without any admission of liability by any party, on the terms set forth in this Agreement;

     NOW, Therefore, in order to consummate the intent of the parties to enter into a full, final, and complete settlement of all disputes and claims as set forth in the foregoing recitals, which are made a contractual part of this Agreement, and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree as follows:

     1. Settlement Sum. Bard shall pay Possis a settlement sum in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) within ten (10) days after the effective date of this Agreement. Payment of the settlement sum shall be made by wire transfer of immediately available funds to the following account:

   Name of Bank:               Norwest Bank Minnesota, N.A.
   Address of Bank:            Norwest Center, Sixth Street & Marquette Avenue,
                                   Minneapolis Minnesota 55479-1041
   Name of Account Holder:     Possis Medical, Inc.
   Account Number:             6355003718
   Bank ABA Number:            091000019
   Attention:                  Ms. Vicki Plymate (612-667-0557)

or in such other manner as Possis may reasonably request in advance of the payment date.

     2. Termination of Distribution Agreement and Addendum. The Distribution Agreement and Addendum are hereby terminated, and the rights and obligations of the parties thereunder are hereby canceled, save as set forth in paragraph 3 below regarding Restricted Information.

     3. Restricted Information. The provisions regarding Restricted Information set forth in Sections 1.10, 11.01, and 11.02 of the Distribution Agreement shall remain in full force and effect. Restricted Information shall continue to be held in confidence as set forth in Section 11.01 of the Distribution Agreement, and, with the exception of the retention of one (1) archival copy of Restricted Information as set forth in Section 11.02 of the Distribution Agreement, all Restricted Information shall be returned to the disclosing party within 30 days after the effective date of this Agreement.

     4. Return of Perma-Seal Graft Inventory. Within 30 days after the effective date of this Agreement, Bard shall return to Possis all unused inventory of the Perma-Seal Graft that it is still holding. All costs and risks of shipment involved in accomplishing the return of inventory shall be borne solely by Possis. Bard hereby assigns and transfers the unused Perma~Sea1 Graft inventory to Possis "AS IS" and "WHERE IS" and without recourse, representation, or warranty, express or implied.

     5. Mutual  Releases:
     a) Possis hereby fully and completely releases and forever discharges Bard and IMPRA, each and all of their respective predecessors, successors, parents, subsidiaries, and affiliates, and each and all of their present and former officers, directors, partners, principals, employees, agents, and assigns, jointly and severally (collectively in this paragraph 5(a), "Releasees"), of and from any and all claims, complaints, causes of action, debts, demands, disputes, liabilities, or obligations whatsoever, whether legal or equitable, and whether sounding in tort or contract or based on any other theory of recovery, and whether for compensatory or punitive damages or other relief or remedy, whether known or unknown, whether suspected or unsuspected, whether liquidated or unliquidated, whether mature or unmatured, which Possis had, has, or may ever have or claim to have against any of the Releasees for, upon, or by reason of any matter, event, cause, or thing whatsoever from the beginning of the world through the effective date of this Agreement, including, without limitation, all claims, complaints, causes of action, debts, demands, disputes, liabilities, or obligations arising out of or relating to the Distribution Agreement, the Addendum, the Perma-Seal Graft, or Bard's acquisition of IMPRA.

     b) Bard and IMPRA hereby fully and completely release and forever discharge Possis, each and all of its predecessors, successors, parents, subsidiaries, and affiliates, and each and all of their present and former officers, directors, partners, principals, employees, agents, and assigns, jointly and severally (collectively in this paragraph 5(b), "Releasees"), of and from any and all claims, complaints, causes of action, debts, demands, disputes, liabilities, or obligations whatsoever, whether legal or equitable, and whether sounding in tort or contract or based on any other theory of recovery, and whether for compensatory or punitive damages or other relief or remedy, whether known or unknown, whether suspected or unsuspected, whether liquidated or unliquidated, whether mature or unmatured, which Bard or IMPRA had, have, or may ever have or claim to have against any of the Releasees for, upon, or by reason of any matter, event, cause, or thing whatsoever from the beginning of the world through the effective date of this Agreement, including, without limitation, all claims, complaints, causes of action, debts, demands, disputes, liabilities, or obligations arising out of or relating to the Distribution Agreement, the Addendum, the Perma-Seal Graft, or Bard's acquisition of IMPRA.

     6.   Non-Disparagement:
     a) Possis shall not, directly or indirectly, make statements or comments about Bard or IMPRA or their officers, directors, or employees or their reputations, products, or businesses which would reasonably be interpreted in the vascular graft and medical device industry as being demeaning, disparaging, or defamatory.

     b) Bard and IMPRA shall not, directly or indirectly, make statements or comments about Possis or its officers, directors, or employees or its reputation, products, or business which would reasonably be interpreted in the vascular graft and medical device industry as being demeaning, disparaging, or defamatory.

     7. Confidentiality. The terms and conditions of this Agreement are confidential in nature and are intended to be kept confidential. The parties shall not disclose, comment upon, or publish, in any manner, to any third party (i.e., a person or entity who is not an employee, agent, or director of the parties) the amount of the settlement sum or the terms and conditions of this Agreement, and they shall take all reasonable and prudent steps to ensure that no such third-party disclosures are made by any of their employees, agents, or directors, except (a) as may be necessary in dealing with legal counsel, auditors, or lenders in their normal course of business, (b) as may be necessary to comply with the requirements of any regulatory agency or body which exercises oversight over their business, (c) as may be necessary for the preparation of financial statements or tax returns, (d) as may be necessary for adequate disclosure to shareholders, in quarterly and annual earnings releases and in quarterly and annual reports of Possis to its shareholders or in response to inquiries from shareholders, (e) in response to subpoena, official government inquiry, or other lawful process, (f) as otherwise required by law, or (g) to enforce the terms and conditions of this Agreement. Any third-party disclosure of the settlement terms in accordance with subparts (a) through (g) of this paragraph 7 shall be neutral in nature consistent with paragraph 6 above regarding non-disparagement and paragraph 9 below regarding no admission of liability or wrongdoing by any party.

     8. Press Release or Public Announcement. Any press release or public announcement regarding the subject matter of this Agreement shall be subject to advance review and approval by Bard. Any such press release or public announcement shall be neutral in nature consistent with paragraph 6 above regarding non-disparagement and paragraph 9 below regarding no admission of liability or wrongdoing by any party, and shall preserve the confidentiality of the settlement terms as required by paragraph 7 above.

     9. No Admission of Liability or Wrongdoing. The parties have agreed to the settlement embodied in this Agreement to resolve their disputes and to avoid the costs and burdens of litigation. Therefore, nothing in this Agreement, including payment of the settlement sum, shall in any way be deemed or construed to constitute an admission of liability or wrongdoing by any party or the waiver of any defense.

     This Agreement has been drafted and entered into as a compromise of disputed claims under Rule 408 of the Federal Rules of Evidence, and it shall not be offered or received conditions hereof.

     10. Acknowledgment of Representation by Independent Counsel. The parties acknowledge that they have been represented by their own independent legal counsel in entering into this Agreement, and that they are each relying on their own judgment and that of their own legal counsel as to all of the terms and conditions of this Agreement.

     11. Representations. The parties each represent and warrant as follows:

     (a) They have not assigned or transferred to anyone, voluntarily or involuntarily, any matter released pursuant to the terms of this Agreement, or any part or portion thereof.

     (b) They have full power and authority to enter into this Agreement, which constitutes the valid, legal, and binding obligation of each of them.

     (c) The person who has executed this Agreement on their behalf has full authority to do so, and to bind them as a party to this Agreement.

     12.  General Provisions:

     (a) This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof. No representations or inducements have been made to any party concerning this Agreement other than the representations or covenants set forth herein, and this Agreement supersedes all prior agreements and understandings between the parties, oral or written, with respect to the subject matter hereof.

     (b) This Agreement may be amended or modified only by a written instrument signed by all of the parties or their successors in interest.

     (c) The terms and conditions of this Agreement are contractual in nature, and not a mere recital. The Agreement shall be governed by, interpreted according to, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     (d) This Agreement shall be binding and shall inure to the benefit of the parties and their respective successors and assigns.

     (e) The captions identified in the paragraphs of this Agreement are for convenience only, and they do not in any way limit, expand, or modify the terms and conditions of this Agreement.

     (f) This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective as of the date first set forth above.

P0SSIS MEDICAL, INC.               BARD VASCULAR SYSTEMS DIVISION
                                   C. R. BARD, INC.

By                                 By
Its                                Its


                                   IMPRA, INC.

                                   By
                                   Its
1492536.1